UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
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The following provides further information regarding our annual long-term equity award program.

For the 2015 performance year, in response to stockholder feedback, our compensation committee incorporated an equity award formula in our compensation program to provide greater transparency about how we determine the size of our annual equity awards. Our compensation committee structured the equity award formula solely to foster greater objectivity and more clearly define the methodology they use to determine awards. The equity formula did not change the committee’s approach from prior years: The formula does not guarantee minimum compensation or make the program less performance-based. In fact, as discussed in our proxy statement, we structured and back-tested the equity formula to ensure it would produce results consistent with previous awards and our longstanding compensation philosophy.

Our annual equity award program does not guarantee a minimum level of compensation. This was true prior to 2015 and has not changed with the introduction of the equity formula. Consistent with 2014, the revised 2015 program design anticipates that total annual long-term equity incentives would continue to be earned in a range of 50% to 150% of overall target levels. For the 2014 performance year, the size of the annual equity awards within this range was determined based on relative TSR performance against the same indices used in the current program with the intent that the bottom end of the range (i.e., the 50% of target) would be granted if warranted by individual and company performance commensurate with threshold levels of market compensation. For the 2015 performance year, our compensation committee structured a formula that reflected the range of 50% to 150% of target, clarifying that the bottom end of the range was to be the service-vesting component not tied to the relative TSR measurement against the various indices. This service-vesting component would continue to be conditioned on individual and company performance in line with threshold levels of market compensation.

To be clear, we did not, and currently do not, guarantee any minimum level of annual equity awards. For avoidance of doubt, the service-vesting component currently can range (and could have ranged in the past) between 0% and 50% of target, depending on performance. Our compensation committee reserves the right to award less than 50% of target, or to grant no equity to an executive, if warranted. For this very reason, Prologis executive officers do not have employment agreements guaranteeing compensation.

The equity formula has not changed the performance-based nature of our annual equity award program. As in past years, awards determined by the equity formula are based on relative TSR performance against real estate investment trust indices and market compensation practices. Consistent with our equity award program for the 2014

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performance year, the service-vesting component of our current equity program is based on company and individual levels of performance in line with market practices. The service-vesting component reflects, and has reflected in previous years, what our compensation committee has determined to be appropriate levels of market compensation based on research conducted on its behalf by its independent compensation consultant. The committee specifically identified the service-vesting component as part of the equity formula to provide additional clarity on the potential size of equity awards to be granted if sufficient levels of company and individual performance are achieved in line with market compensation practices of our compensation comparison group.

The compensation committee will continue to reevaluate the equity formula to ensure that it properly reflects the committee’s assessment of market compensation and the levels of performance that warrant market compensation—but, to be clear, the required performance levels have not diminished and remain unchanged from previous years.

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